Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Regulation A Offering Statement on Form 1-A/A of our report dated September 5, 2025, of FullPAC, Inc. relating to the audit of the consolidated financial statements as of December 31, 2024 and 2023, and for the periods then ended, including the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC

The Woodlands, TX

September 29, 2025